UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 20, 2016

(Date of earliest event reported)

GRIFFIN INDUSTRIAL REALTY, INC.

(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

641 Lexington Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

______________________One Rockefeller Plaza, New York, New York, 10020____________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

Griffin Industrial Realty, Inc. (“Griffin” or “Registrant”) issued a press release announcing that in its fiscal 2016 third quarter, it had a net increase of approximately 127,000 square feet in space leased, renewed a lease of approximately 50,000 square feet and leased its Quincy, Florida production nursery (the “Florida Farm”). The net increase in space leased was driven by a ten year lease for approximately 120,000 square feet in 5210 Jaindl Boulevard (“5210 Jaindl”), Griffin’s approximately 252,000 square foot industrial/warehouse building in the Lehigh Valley of Pennsylvania that was completed in June 2016. The new tenant is expected to take occupancy in the fiscal 2017 first quarter. Griffin is in negotiations to lease the balance of 5210 Jaindl. With the addition of 5210 Jaindl, Griffin now owns approximately 1,183,000 square feet of industrial/warehouse space in the Lehigh Valley. In the fiscal 2016 third quarter, Griffin also extended a lease of approximately 50,000 square feet, and added approximately 10,000 square feet to that lease, in one of its industrial/warehouse buildings in New England Tradeport (“NE Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut. Also in the fiscal 2016 third quarter, Griffin entered into a three year lease of its Florida Farm with a nursery grower that includes an option for the tenant to purchase the Florida Farm at any time during the lease period at an agreed upon price. The previous lease of the Florida Farm expired in the fiscal 2016 second quarter. Griffin is also in negotiations to lease an entire approximately 57,000 square foot industrial/warehouse building in NE Tradeport. The previous lease for that building expired earlier this year.

Through the first nine months of fiscal 2016, Griffin has leased approximately 263,000 square feet of industrial/warehouse space and approximately 16,000 square feet of office/flex space. In addition to the new lease in 5210 Jaindl, the leasing of industrial/warehouse space also includes an approximately 101,000 square foot lease in 4270 Fritch Drive, one of Griffin’s four other industrial/warehouse buildings in the Lehigh Valley. Leases aggregating approximately 61,000 square feet of industrial/warehouse space and approximately 31,000 square feet of office/flex space expired in the first nine months of fiscal 2016. As a result of the leasing activity during the first nine months of fiscal 2016, Griffin’s space under lease increased by approximately 187,000 square feet since the start of its 2016 fiscal year.

As of the end of the fiscal 2016 third quarter, Griffin’s portfolio of approximately 3,297,000 square feet was approximately 88% leased (which includes the approximately 132,000 square foot vacancy in the newly constructed building, 5210 Jaindl), as compared to approximately 89% leased at the end of fiscal 2015, before 5210 Jaindl was added to Griffin’s portfolio.

A copy of Griffin’s September 20, 2016 press release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit 99.1:  Registrant’s September 20, 2016 Press Release (attached hereto).

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements include the timing of occupancy by the new tenant in 5210 Jaindl and the leasing of the balance of 5210 Jaindl. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this Current Report on Form 8-K except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN INDUSTRIAL REALTY, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: September 20, 2016